EXHIBIT 99.1

VASCO Reports Results for Second Quarter and First Six Months of 2005

Revenues for the second quarter 2005 increase 72% over Q2 2004 and 8% over Q1 2005; Operating income increases 54% over Q2 2004 and 19% over Q1 2005. Both revenue and operating income for the quarter are best in the Company’s history; Financial results for the periods ended June 30, 2005 and guidance for full-year 2005 to be discussed on conference call today at 10:00 a.m. E.D.T.

OAKBROOK TERRACE, Ill., and BRUSSELS, Belgium, July 20, 2005 - VASCO Data Security International, Inc. (Nasdaq: VDSI) ( www.vasco.com), today reported financial results for the second quarter and six-months ended June 30, 2005.

Revenues for the second quarter of 2005 increased 72% to $12,345,000 from $7,174,000 in 2004 and, for the first six months of 2005, increased 80% to $23,788,000 from $13,195,000 in 2004. Revenues for the quarter and six months ended June 30, 2005 included $1,353,000 and $2,230,000, respectively, from AOS-Hagenuk B.V. (“AOS”), which was acquired on February 4, 2005.

Net income available to common shareholders for the second quarter of 2005 was $1,581,000, or $0.04 per diluted share, an increase of $693,000 or 78% from $888,000, or $0.03 per diluted share in 2004. Net income available to common shareholders for the first six months of 2005, was $2,974,000, or $0.08 per diluted share, an increase of $1,584,000 or 114% from $1,390,000, or $0.04 per diluted share in 2004.

Financial Highlights:
•	Results reflect the tenth consecutive quarter of operating profit and positive earnings before interest, taxes, depreciation and amortization (“EBITDA”).
•	Results reflect the fifth consecutive quarter-over-quarter increase in revenue.
•
Gross profit was $8,049,000 or 65% of revenue for the second quarter and $15,269,000 or 64% of revenue for the first six months of 2005. Gross profit was $5,075,000 or 71% of revenue for the second quarter and $9,521,000 or 72% of revenue for the first six months of 2004.

•
Operating expenses for the second quarter and first six months of 2005 were $5,764,000 and $11,061,000, respectively, an increase of 60% from $3,596,000 reported for the second quarter 2004 and an increase of 55% from $7,143,000 reported for the first six months of 2004. Operating expenses from AOS for the second quarter were $696,000, including $134,000 of expense related to amortization of intangible assets resulting from the acquisition. Operating expenses included in the results for the first six months from AOS were $1,154,000, including $222,000 of amortization expense.

•
Operating income for the second quarter and first six months of 2005 was $2,285,000 and $4,208,000, respectively, an increase of $806,000 or 54% from $1,479,000 reported for the second quarter of 2004 and an increase of $1,830,000 or 77% from the $2,378,000 reported for the first six months of 2004. Operating income, as a percentage of revenue, for the second quarter and first six months of 2005 was 18.5% and 17.7%, respectively, compared to 20.6% and 18.0% for the comparable periods in 2004.

•
Net income for the second quarter and first six months of 2005 was $1,581,000 and $2,988,000, respectively, and compares to income of $953,000 reported for the second quarter of 2004 and a net income of $1,536,000 reported for the first six months of 2004.

•
Earnings before interest, taxes, depreciation and amortization was $2,726,000 and $5,110,000 for the second quarter and first six months of 2005, respectively, an increase of 69% from $1,613,000 reported for the second quarter of 2004 and an increase of 85% from $2,756,000 reported for the first six months of 2004.

•
Net cash balances, cash balances less borrowing under its line of credit, at June 30, 2005 totaled $8,009,000 compared to $6,555,000 and $8,220,000 at March 31, 2005 and December 31, 2004, respectively.

Operational and Other Highlights:
•
Approximately 1.6 million Digipasses shipped in the second quarter 2005, an increase of more than 150% from the second quarter of 2004. For the six months ended June 30, 2005, approximately 3.1 million Digipasses were shipped, an increase of more than 170% over the same period in 2004.

•	VASCO won 192 new customers in Q2 2005 (23 banks and 169 corporate customers) and 376 for the first six months of 2005. Year-to-date new customers include 41 banks and 335 corporate customers.
•	HSBC Hong Kong uses Digipass GO 3 for secure retail internet banking;
•	GE Money Bank (Germany) uses Digipass 250 for secure online banking;
•	Banka Koper (Slovenia) to use Digipass 800 for EMV-CAP application;
•	Frost & Sullivan honors VASCO with the 2005 Vertical Market Penetration Award;
•	VASCO Strengthens Indirect Sales Network by Signing Leading Distributors in Nordic and Baltic states (Nocom), Brazil (CNT) and in Colombia (Esoluciones S.A.);
•	VASCO adds multiple new resellers to its US indirect sales network;
•	John N. Fox, Jr. elected to VASCO's Board of Directors;
•	S1 and VASCO team to deliver security solutions to financial institutions; and
•	VASCO Launches Digipass for Java Phone.

“Our strategy of being the high-quality, high-volume, low-cost producer continues to show strong results,” said Ken Hunt, VASCO’s CEO, and Chairman. “More of our new banking customers are starting with high-volume retail applications rather than starting with smaller corporate banking or employee-based applications. Our strategy of improving our operating productivity also proved true in the second quarter. We were able to increase revenue by more than 70% over the second quarter of 2004 and, at the same time, deliver an operating margin of 18.5% of revenue on a U.S. GAAP basis. ”

"The results of the second quarter continue the trend of strong growth," said Jan Valcke, VASCO's President and COO. "Through our various marketing programs, including banking summits held in many countries around the world, we are seeing increased levels of activity from many types of enterprises and institutions. Those entities are looking to secure their applications, as well as reassure and protect the identity of their customers, by using our two-factor authentication products. As a market leader, especially in the banking and financial market, we also are seeing increased interest from distributors, solution partners and companies with complimentary technologies. As we start the third quarter, we have a backlog of firm orders to be shipped in the third quarter of $11.6 million, which is 107% higher than the $5.6 million backlog we had, entering the third quarter of 2004. "

Cliff Bown, Executive Vice President and CFO added, “Our balance sheet continues to strengthen as a result of the strong operating performance. Our net cash balances increased $1,454,000 or 22% from March 31, 2005 and our working capital increased approximately 32% to $10,325,000 at June 30, 2005 from $7,839,000 at March 31, 2005. Days Sales Outstanding (DSO) in net accounts receivable decreased to approximately 54 days at June 30, 2005 from 57 days at March 31, 2005.”

Conference Call Details
In conjunction with this announcement, VASCO Data Security International, Inc. will host a conference call today, July 20, 2005, at 10:00 a.m. EDT - 16:00h CET. During the Conference Call, Mr. Ken Hunt, CEO, Mr. Jan Valcke, President and COO, and Mr. Cliff Bown, CFO, will discuss VASCO’s actual results for the for the periods ended June 30, 2005 and full-year 2005 guidance.

To participate in this Conference Call, please dial one of the following numbers:

USA/Canada: +1 800 683 1575
International: +1 973 935 2106

And mention access code: VASCO to be connected to the Conference Call.

The Conference Call is also available in listen-only mode on www.vasco.com. Please log on 15 minutes before the start of the Conference Call in order to download and install any necessary software. The recorded version of the Conference Call will be available on the VASCO website 24 hours a day.

VASCO Data Security International, Inc.
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended		Six months ended
	June 30		June 30
	2005	2004	2005	2004

Net revenues	$12,345	$7,174	$23,788	$13,195

Cost of goods sold	4,296	2,099	8,519	3,674

Gross profit	8,049	5,075	15,269	9,521

Operating costs:
Sales and marketing	3,535	2,150	6,872	4,243
Research and development	904	581	1,713	1,208
General and administrative	1,103	783	2,076	1,529
Amortization of purchased intangible assets	222	82	400	163
Total operating costs	5,764	3,596	11,061	7,143

Operating income	2,285	1,479	4,208	2,378

Interest income, net	16	25	42	54
Other income (expense), net	131	(32)	347	45

Income before income taxes	2,432	1,472	4,597	2,477
Provision for income taxes	851	519	1,609	941

Net income	$1,581	$953	$2,988	$1,536

Preferred stock accretion and dividends	-	(65)	(14)	(146)

Net income available to common shareholders	$1,581	$888	$2,974	$1,390

Net income per common share:
Basic	$0.04	$0.03	$0.09	$0.04

Diluted	$0.04	$0.03	$0.08	$0.04

Weighted average common shares outstanding:
Basic	35,458	31,938	34,943	31,553

Diluted	37,295	35,240	36,796	32,266

VASCO Data Security International, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$9,949	$8,220
Accounts receivable, net	7,272	5,965
Inventories, net	2,140	1,346
Prepaid expenses	535	791
Deferred income taxes	23	23
Foreign sales tax receivable	404	313
Other current assets	412	464
Total current assets	20,735	17,122

Property and equipment, net	950	838

Intangible assets, net	1,103	1,134
Goodwill	6,637	250
Note receivable and investment in SSI	603	760
Other assets	133	146

Total assets	$30,161	$20,250

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank borrowing	$1,940	$-
Accounts payable	3,133	3,065
Deferred revenue	1,500	620
Accrued wages and payroll taxes	1,537	1,602
Income taxes payable	865	435
Other accrued expenses	1,435	1,345
Total current liabilities	10,410	7,067

Long-term deferred warranty	239	152

Stockholders' equity:
Series D convertible preferred stock	-	1,504
Common stock	36	34
Additional paid-in capital	57,935	51,825
Accumulated deficit	(37,698)	(40,672)
Accumulated other comprehensive income (loss) -
cumulative translation adjustment	(761)	340

Total stockholders' equity	19,512	13,031

Total liabilities and stockholders' equity	$30,161	$20,250

Reconciliation of EBITDA to net income (in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
	Unaudited		Unaudited

EBITDA	$2,726	$1,613	$5,110	$2,756

Interest income, net	(16)	(25)	(42)	(54)
Provision for income taxes	851	519	1,609	941
Depreciation and amortization	310	166	555	333

Net income	$1,581	$953	$2,988	$1,536

About VASCO: VASCO designs, develops, markets and supports patented user authentication products for the financial world, remote access, e-business and e-commerce. VASCO’s user authentication software is delivered via its Digipass hardware and software security products. With approximately 16 million Digipass products sold and delivered, VASCO has established itself as a world-leader for strong user authentication with 370 international financial institutions and approximately 1,700 blue-chip corporations and governments located in more than 80 countries.

Forward Looking Statements
Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believes,”“anticipates,”“plans,”“expects,” and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to the Company's public filings with the US Securities and Exchange Commission for further information regarding the Company and its operations.

For more information contact:
Jochem Binst, +32 2 456 9810, jbinst@vasco.com